UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 3, 2016
NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue
New York, New York 10016
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.
On May 3, 2016, New York Mortgage Trust, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Donlon Family LLC, a North Carolina limited liability company (“DF LLC”), JMP Investment Holdings LLC, a Delaware limited liability company (“JMP”), and Hypotheca Capital, LLC, a New York limited liability company (“Hypotheca” and, together with DF LLC and JMP, the “Sellers”) pursuant to which the Company will acquire 100% of the issued and outstanding membership interests of RiverBanc LLC, a North Carolina limited liability company (“RiverBanc”), such acquisition of membership interests being referred to collectively herein as the acquisition. RiverBanc is an investment management firm and registered investment adviser under the Investment Advisers Act of 1940 that was founded in 2010 and has sourced and managed over $400 million of direct and indirect investments in multifamily apartment properties on behalf of both public and private institutional investors, including the Company. Hypotheca is a wholly-owned subsidiary of the Company, through which the Company indirectly owns 20% of RiverBanc. As of March 31, 2016, RiverBanc manages, directly or indirectly, approximately $371.5 million of the Company’s capital.
At the closing of the acquisition, DF LLC and JMP will receive total consideration of cash in the aggregate amount of approximately $24 million, subject to certain adjustments and holdback amounts as described in the Purchase Agreement. Of the cash consideration payable to DF LLC, $3 million will be subject to a holdback at closing, which amount shall be subsequently paid following receipt by the Company of notice from DF LLC that DF LLC or its affiliates has acquired shares of the Company’s common stock having an aggregate purchase price of not less than $3 million. The acquisition was unanimously approved by the Board of Directors of New York Mortgage Trust, Inc. (the “Board”), including its three independent directors. Douglas Neal, a director of the Company and the President of RiverBanc, abstained from participating in the discussions of and approval by the Board of the acquisition.
Pursuant to the Purchase Agreement, the Company is entitled to customary indemnification from the Sellers for breaches of representations and warranties, covenants and pre-closing income taxes, subject to negotiated limitations. The closing of the acquisition is subject to customary closing requirements and conditions, including the execution of a mutually acceptable employment agreement between Kevin Donlon, the founder and Chief Executive Officer of RiverBanc, and the Company. While the Company expects to close the acquisition in the second quarter of 2016, there can be no assurance that the acquisition will close, or if it will close on the Company’s expected schedule. The Purchase Agreement also contains representations, warranties, and covenants that are typical for transactions of this nature.
The Company is an investor in other businesses that are partially owned by DF LLC and JMP or its affiliates, including RB Multifamily Investors LLC (“RBMI”), an entity in which the Company holds an aggregate equity investment of $54.8 million (including preferred equity). RBMI is a fund that is managed by RiverBanc and owns preferred equity and joint venture investments in, and mezzanine loans secured by, multi-family apartment properties. In the ordinary course of business, the Company has in the past engaged, and may in the future engage, certain affiliates of JMP  for various financing, commercial banking and investment banking services, for which these affiliates of JMP have received or may receive customary fees and expenses.
The foregoing is only a summary of certain provisions of the Purchase Agreement and is qualified in its entirety by the terms of the Purchase Agreement, which the Company expects to file as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

Item 2.02.    Results of Operations and Financial Condition.
The information contained in this Current Report on Form 8-K (including Exhibit 99.1 attached hereto) is being furnished by the Company pursuant to Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD and Item 2.02 of Form 8-K, insofar as they disclose historical information regarding the Company’s results of operations or financial condition for the three months ended March 31, 2016.
On May 3, 2016, the Company issued a press release announcing its financial results for the three months ended March 31, 2016. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
In accordance with General Instructions B.2 and B.6 of Form 8-K, the information included in this Current Report on Form 8-K (including Exhibit 99.1 hereto), shall not be deemed “filed” for the purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01.    Regulation FD Disclosure.

The disclosure contained in Item 2.02 is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being furnished herewith this Current Report on Form 8-K.

99.1	Press Release dated May 3, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC.
(Registrant)

Date: May 3, 2016	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chairman, Chief Executive Officer and President

EXHIBIT INDEX
Exhibit        Description

99.1	Press Release dated May 3, 2016.